Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2020 RESULTS

Net Income of $0.11 Per Diluted Share

Normalized FFO of $0.24 Per Diluted Share

Updated 2020 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, November 5, 2020 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2020 and provided an update on current events and the impact of COVID-19.

Third Quarter and Recent Highlights:

•
Net income attributable to common stockholders and OP Unit holders of $8.7 million, or $0.11 per diluted share, compared to $9.9 million, or $0.13 per diluted share, for the three months ended September 30, 2019.

•
Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $19.2 million, or $0.24 per diluted share, compared to $21.7 million, or $0.29 per diluted share, for the three months ended September 30, 2019. See "Non-GAAP Financial Measures."

•
Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $19.0 million, or $0.24 per diluted share, compared to $22.5 million, or $0.30 per diluted share, for the three months ended September 30, 2019.

•
Recaptured two prime redevelopment sites - 3 acres in the Town Center of Virginia Beach and nearly 10 acres adjacent to James Madison University in Harrisonburg, Virginia - after terminating leases with Regal Cinemas upon tenant default. Excluding one-time charges of $1.1 million associated with these early terminations, Normalized FFO for the third quarter would have been $0.26 per diluted share.

•	Updated 2020 full-year Normalized FFO guidance to $1.10 to $1.12 per diluted share from $1.09 to $1.13 per diluted share.

•
Core operating property portfolio occupancy at 95.4% as of September 30, 2020 compared to 93.6% as of June 30, 2020. The Company's September 30, 2020 occupancy includes office at 96.7%, retail at 94.2%, and multifamily at 95.9%.

•	Positive releasing spreads on lease renewals during the third quarter of 3.6% on a GAAP basis and 5.1% on a cash basis.

•
Collected 96% of portfolio rents for the third quarter, including 100% of office tenant rents, 98% of multifamily tenant rents, and 93% of retail tenant rents. Refer to pages 27-28 of the Supplemental Financial Package for further details.

•	Collected 96% of October portfolio rents, including 100% of office tenant rents, 97% of multifamily tenant rents, and 94% of retail tenant rents.

•	Announced a new development project, Solis Gainesville, a $52 million 223-unit multifamily project in downtown Gainesville, Georgia.

•	Ended the third quarter with $122.7 million of third-party construction backlog.

•	Acquired Nexton Square, a 118,000 square foot open air lifestyle center in Summerville, South Carolina in an off-market transaction.

•	Acquired partner's 20% ownership interest of the Southern Post project in Roswell, Georgia resulting in 100% ownership of the partnership.

•
Raised $86.3 million of net proceeds before offering expenses through an underwritten public offering of 3,600,000 shares of 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock at a public offering price of $24.75 per share.

•	Completed the acquisition of the Edison Apartments in downtown Richmond, Virginia in an off-market, OP Unit transaction.

•	Completed the off-market acquisition of The Residences at Annapolis Junction, a 416-unit, Class A, LEED Gold certified mid-rise apartment community in Howard County, Maryland.

“Despite the uncertainty over the last several months, the strength of both our Company and our tenants are demonstrated by portfolio collection rates exceeding 96%,” said Louis Haddad, President & CEO. “In addition to our sustained level of high rent collections, we’re pleased with the steps we’ve taken towards repositioning the Company for long-term value creation and growth. This management team has guided our Company through the previous four economic recessions. Each time, we emerged stronger than before. If history is any indication, we'll successfully navigate the current downturn and emerge as one of the country's strongest small cap REITs.”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the third quarter decreased to $8.7 million compared to $9.9 million for the third quarter of 2019. The period-over-period change was primarily due to decreased operating income from the property portfolio as a result of the disposition of operating properties and an increase in the allowance for bad debt (recorded as an adjustment to rental revenues) in the retail portfolio as a result of the COVID-19 pandemic. Additionally, the gain on real estate dispositions for the third quarter of 2020 decreased as compared to the third quarter of 2019. These decreases were partially offset by property acquisitions and the completion of development projects.

Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter decreased to $19.0 million compared to $22.5 million for the third quarter of 2019. FFO attributable to common stockholders and OP Unit holders for the third quarter decreased to $19.2 million compared to $21.7 million for the third quarter of 2019. The period-over-period changes in Normalized FFO and FFO were negatively impacted by property dispositions and an increase in the allowance for bad debt (recorded as an adjustment to rental revenues) in the retail portfolio as a result of the COVID-19 pandemic. These increases in Normalized FFO and FFO were partially offset by property acquisitions and completion of development projects

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily core operating property portfolios were 96.7%, 94.2% and 95.9% occupied, respectively.

Total construction contract backlog was $122.7 million at the end of the third quarter.

Balance Sheet and Financing Activity

As of September 30, 2020, the Company had $885.4 million of total debt outstanding, including $205.0 million outstanding under its senior unsecured term loan facility. The Company had no balance outstanding under its revolving credit facility as of September 30, 2020. The borrowing capacity under the revolving credit facility was $125.0 million as of September 30, 2020. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 63% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of September 30, 2020. After giving effect to LIBOR interest rate caps with strike prices at or below 275 basis points as of September 30, 2020, 100% of the Company’s debt was either fixed or hedged.

The Company has no loans scheduled to mature during the remainder of 2020, and $163.0 million of loans scheduled to mature in 2021.

The Company is currently in compliance with all debt covenants.

Outlook

The Company issued updated 2020 full-year Normalized FFO guidance in the range to $1.10 to $1.12 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2020 earnings guidance during today's webcast and conference call.

Full-year 2020 Guidance [1]	Expected Ranges
Total NOI	$108.2M	$109.6M
Construction Segment Gross Profit	$7.4M	$7.8M
G&A Expenses	$12.7M	$13.3M
Mezzanine Interest Income	$19.8M	$20.2M
Interest Expense	$30.0M	$30.5M
Normalized FFO per diluted share [2]	$1.10	$1.12

[1] Includes the following assumptions:

•	Disposition of two unencumbered assets for $8M in cash proceeds at the end of the fourth quarter

•	Acquisition of Annapolis Junction and Edison Apartments in the fourth quarter

•	An additional $0.5M of potential bad debt write offs for the remainder of 2020

•	Interest expense is calculated based on Forward LIBOR Curve, which forecasts rates ending the year at 0.16%

[2] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, November 5, 2020 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Saturday, December 5, 2020 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13711003.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and the other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) from time to time, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the the SEC. These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,531,910	$1,460,723
Held for development	13,607	5,000
Construction in progress	60,810	140,601
	1,606,327	1,606,324
Accumulated depreciation	(241,859)	(224,738)
Net real estate investments	1,364,468	1,381,586
Real estate investments held for sale	—	1,460
Cash and cash equivalents	73,579	39,232
Restricted cash	5,645	4,347
Accounts receivable, net	26,465	23,470
Notes receivable, net	168,716	159,371
Construction receivables, including retentions, net	43,324	36,361
Construction contract costs and estimated earnings in excess of billings, net	215	249
Operating lease right-of-use assets	32,818	33,088
Finance lease right-of-use assets	23,691	24,130
Acquired lease intangible assets, net	57,958	68,702
Other assets	44,393	32,901
Total Assets	$1,841,272	$1,804,897
LIABILITIES AND EQUITY
Indebtedness, net	$886,509	$950,537
Accounts payable and accrued liabilities	20,667	17,803
Construction payables, including retentions	55,825	53,382
Billings in excess of construction contract costs and estimated earnings	7,085	5,306
Operating lease liabilities	41,589	41,474
Finance lease liabilities	17,941	17,903
Other liabilities	60,219	63,045
Total Liabilities	1,089,835	1,149,450
Total Equity	751,437	655,447
Total Liabilities and Equity	$1,841,272	$1,804,897

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)
Revenues
Rental revenues	$39,636	$42,220	$121,840	$109,507
General contracting and real estate services revenues	58,617	27,638	163,283	66,118
Total revenues	98,253	69,858	285,123	175,625
Expenses
Rental expenses	10,223	9,873	27,907	24,513
Real estate taxes	4,760	4,180	13,326	10,759
General contracting and real estate services expenses	56,509	26,446	157,401	62,855
Depreciation and amortization	14,176	15,465	42,232	38,874
Amortization of right-of-use assets - finance leases	147	145	440	230
General and administrative expenses	2,601	2,977	9,382	9,329
Acquisition, development and other pursuit costs	26	93	555	550
Impairment charges	47	—	205	—
Total expenses	88,489	59,179	251,448	147,110
Gain on real estate dispositions	3,612	4,699	6,388	4,699
Operating income	13,376	15,378	40,063	33,214
Interest income	4,417	5,710	16,055	16,622
Interest expense on indebtedness	(7,294)	(8,828)	(22,252)	(22,205)
Interest expense on finance leases	(229)	(228)	(686)	(340)
Equity in income of unconsolidated real estate entities	—	—	—	273
Change in fair value of derivatives and other	318	(530)	(1,424)	(3,926)
Unrealized credit loss release (provision)	33	—	(227)	—
Other income (expense), net	177	362	521	426
Income before taxes	10,798	11,864	32,050	24,064
Income tax benefit	28	199	220	339
Net income	10,826	12,063	32,270	24,403
Net loss attributable to noncontrolling interests in investment entities	45	(960)	181	(640)
Preferred stock dividends	(2,220)	(1,234)	(4,462)	(1,388)
Net income attributable to common stockholders and OP Unit holders	$8,651	$9,869	$27,989	$22,375

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)
Net income attributable to common stockholders and OP Unit holders	$8,651	$9,869	$27,989	$22,375
Depreciation and amortization(1)	14,131	15,057	41,867	38,331
Gain on operating real estate dispositions(2)	(3,612)	(3,220)	(6,388)	(3,220)
FFO attributable to common stockholders and OP Unit holders	$19,170	$21,706	$63,468	$57,486
Acquisition, development and other pursuit costs	26	93	555	550
Impairment of intangible assets and liabilities	47	—	205	—
Unrealized credit loss provision (release)	(33)	—	227	—
Amortization of right-of-use assets - finance leases	147	145	440	230
Change in fair value of derivatives and other	(318)	530	1,424	3,926
Normalized FFO available to common stockholders and OP Unit holders	$19,039	$22,474	$66,319	$62,192
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.11	$0.13	$0.36	$0.31
FFO attributable to common stockholders and OP Unit holders per diluted share and unit	$0.24	$0.29	$0.81	$0.81
Normalized FFO attributable to common stockholders and OP Unit holders per diluted share and unit	$0.24	$0.30	$0.85	$0.87
Weighted average common shares and units - diluted	78,443	74,543	78,020	71,256
________________________________________

(1) The adjustment for depreciation and amortization for the three months ended September 30, 2020 and 2019 excludes $0.1 million and $0.4 million, respectively, of depreciation attributable to the Company's joint venture partners. The adjustment for depreciation and amortization for the nine months ended September 30, 2020 and 2019 excludes $0.4 million and $0.8 million, respectively, of depreciation attributable to the Company's joint venture partners. The adjustment for depreciation and amortization for the nine months ended September 30, 2019 includes $0.2 million of depreciation attributable to the Company's investment in One City Center from January 1, 2019 to March 14, 2019, which was an unconsolidated real estate investment during this period.

(2) The adjustment for gain on operating real estate dispositions for the three and nine months ended September 30, 2019 excludes the portion of the gain on Lightfoot Marketplace that was allocated to our joint venture partner and excludes the gain on sale of a non-operating land parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684